Exhibit 10.4
FIRST AMENDMENT
TO HAWK CORPORATION
1997 STOCK OPTION PLAN

HAWK CORPORATION (the “Company”), having adopted the Hawk Corporation 1997 Stock Option Plan (the “Original Plan”) adopted as of November 1997 and effective as of May 1998, hereby amends the Original Plan in accordance with this FIRST AMENDMENT TO HAWK CORPORATION 1997 STOCK OPTION PLAN, effective as of December 31, 2008 (the “Amendment,” and together with the Original Plan, the “Amended Plan”), as follows:

1. Changes to Section 1 of the Original Plan. The Company hereby amends Section 1 of the Original Plan as follows:

(a)	Section 1 of the Original Plan is redesignated in its entirety as Section 1(a) of the Amended Plan.

(b)	The following is added in its entirety as Section 1(b) of the Amended Plan:

(b)
This Plan and any Options granted hereunder are intended to be exempt from the requirements of Section 409A, and shall be interpreted and administered in a manner consistent with those intentions.  Any provision of this Plan to the contrary notwithstanding, Grandfathered Awards shall not be governed by the provisions of this Plan but instead shall continue to be governed by the provisions of the Hawk Corporation 1997 Stock Option Plan adopted as of November 1997 and effective as of May 1998 (the “Original Plan”) as in effect on December 31, 2004.

2. Changes to Section 2 of the Original Plan. The Company hereby amends Section 2 of the Original Plan as follows:

(a)	The following is added in its entirety as Section 2(a) of the Amended Plan:

a. "Award" means, individually or collectively, a grant under the Plan of Non-Statutory Stock Options or Incentive Stock Options.

(b)	The following is added in its entirety as Section 2(j) of the Amended Plan:

j. “Fair Market Value” shall mean, as of a given date, the value of a Share determined as follows (in order of applicability):  (i) if on the Grant Date or other determination date the Share is listed on an established national or regional stock exchange, is admitted to quotation on the NYSE Alternext or is publicly traded on an established securities market, the Fair Market Value of a Share shall be the closing price of the Share on that exchange or in that market (if there is more than one such exchange or market the Committee shall determine the appropriate exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on that trading day) or, (ii) if no sale of Shares is reported for that trading day, on the next preceding day on which any sale has been reported.  If the Share is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Share as determined by the determined by such methods or procedures as shall be established from time to time by the Committee in good faith in a manner consistent with Section 409A.

k.
Sections 2(a), 2(b), 2(c), 2(d), 2(e), 2(f), 2(g), 2(h), 2(j), 2(k), 2(l), 2(m), 2(n), 2(o), 2(q), 2(r) and 2(s) of the Original Plan are redesignated in their entirety as Sections 2(b), 2(c), 2(d), 2(e), 2(f), 2(g), 2(h), 2(i),  2(m), 2(n), 2(o), 2(p), 2(q), 2(s), 2(w), 2(x) and 2(y), respectively, of the Amended Plan.

l.	The following is added in its entirety as Section 2(k) of the Amended Plan:

k. “Grandfathered Options” shall mean all Options granted under the Plan which were earned and vested on or before December 31, 2004.  Grandfathered Options are subject to the provisions of Section 1.2 above.

m.	The following is added in its entirety as Section 2(l) of the Amended Plan:

l. “Grant Date” shall mean, as determined by the Committee, the latest to occur of:  (i) the date as of which the Committee approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under this Plan, or (iii) any other date as may be specified by the Committee.

n.	The following is added in its entirety as Section 2(r) of the Amended Plan:

r. “Option Price” shall mean the price at which a Share may be purchased by an Optionee pursuant to the exercise of an Option.
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o.	The following is added in its entirety as Section 2(t) of the Amended Plan:

t.	“Original Plan” has the meaning set forth in Section 1(a).

p.	The following is added in its entirety as Section 2(u) of the Amended Plan:

u.	“Plan” shall mean this 1997 Stock Option Plan of the Company, as amended.

q.	The following is added in its entirety as Section 2(v) of the Amended Plan:

v.	“Section 409A” shall mean Section 409A of the Code and the U.S. Department of Treasury regulations and other interpretive guidance issued thereunder.

3. Changes to Section 5 of the Original Plan. The Company hereby amends Section 5 of the Original Plan as follows:

(a)	The first sentence of Section 5(a) is deleted from the Original Plan and is replaced in its entirety in the Amended Plan by the following:

Each Option shall be evidenced by a written agreement that may contain any term deemed necessary or desirable by the Committee, subject to the provisions of Section 409A and provided such terms are not inconsistent with this Plan or any applicable law.

(b)
The last sentence of Section 5(b) (exclusive of subsections 5(b)(i), (ii), and (iii) of the Original Plan) is deleted from the Original Plan and is replaced in its entirety in the Amended Plan by the following:

The Committee may from time to time in granting Options to Directors, Officers and employees of the Company or its Subsidiaries under this Plan prescribe such other terms and conditions concerning such Options as it deems appropriate, subject to the provisions of Section 409A, including, without limitation,

4. Change to Section 6 of the Original Plan. The Company hereby amends Section 6 of the Original Plan by deleting Section 6 from the Original Plan in its entirety and replacing it in the Amended Plan with the following:

6. OPTION PRICE.  The Option Price per Share of any Option shall be any price determined by the Committee but shall not be less than the par value per Share; provided, however, that in no event shall the Option Price per Share of any Option be less than the Fair Market Value of the Shares underlying such Option on the date such Option is granted.

5. Changes to Section 7 of the Original Plan. The Company hereby amends Section 7 of the Original Plan by deleting the first four sentences of Section 7 in their entirety from the Original Plan and replacing them in the Amended Plan with the following:

An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate Option Price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee’s payment to the Company of an amount that is sufficient to satisfy all applicable federal or state tax withholding requirements relating to exercise of the Option, if any.  Unless further limited by the Committee in any Option, the Option Price of any Shares purchased shall be paid in cash, by certified or official bank check, by money order, with Shares or by a combination of the above; provided, however, that the Committee in its sole discretion may accept a personal check in full or partial payment of any Shares and provided further, that such form of payment does not constitute a deferral of compensation within the meaning of Section 409A or otherwise cause the Option to be subject to the requirements of Section 409A.  If the Option Price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date the Option is exercised.  The Company in its sole discretion may, on an individual basis or pursuant to a general program established in connection with this Plan, lend money to an Optionee, guarantee a loan to an Optionee, or otherwise assist an Optionee to obtain the cash necessary to exercise all or a portion of an Option granted hereunder or to pay any tax liability of the Optionee attributable to such exercise.  If the Option Price is paid in whole or in part with Optionee’s promissory note, such note shall (i) provide for full recourse to the maker, (ii) be  collateralized by the pledge of the Shares that the Optionee purchases upon exercise of such Option, (iii) bear interest at a rate no less than the base lending rate of the Company’s principal lender or if there is no such lender at a rate no less than the prime rate as published from time to time in THE WALL STREET JOURNAL, and (iv) contain such other terms as the Committee in its sole discretion shall reasonably require.

6. Change to Section 8 of the Original Plan. The Company hereby amends Section 8 of the Original Plan by deleting Section 8(c) in its entirety from the Original Plan and replacing it in its entirety in the Amended Plan with the following:

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c. The Committee may in its sole discretion accelerate the date on which any Option may be exercised and may accelerate the vesting of any Shares subject to any Option or previously acquired by the exercise of any Option; provided, however, that any such acceleration of the exercisability of the Option or the vesting of any Shares is subject to the limitations of Section 409A and, unless otherwise determined by the Committee, any acceleration of the exercisability of the Option or of the vesting of any Shares under this Section 8(c) shall comply with Section 409A.
7. Changes to Section 10 of the Original Plan. The Company hereby amends Section 10 of the Original Plan as follows:

(a)	Section 10(a)(ii) is deleted from the Original Plan and is replaced in its entirety in the Amended Plan by the following:

ii. appropriate adjustment shall be made in the number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that the same percentage of the Company’s issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price; provided, however, that no adjustment shall be made under Section 10(a)(i) or 10(a)(ii) which will result in any Option granted under this Plan becoming subject to the terms and conditions of Section 409A or otherwise constitute an impermissible acceleration, unless agreed upon by the Committee and the Participant.

(b)	The following is added in its entirety as the last sentence of Section 10(b) in the Amended Plan:

Notwithstanding the foregoing, no amendment or modification shall be made under this Section 10(b) which will result in any Option granted under this Plan becoming subject to the terms and conditions of Section 409A or otherwise constitute an impermissible acceleration, unless agreed upon by the Committee and the Participant.

8. Change to Section 16(a) of the Original Plan. The Company hereby amends Section 16(a) of the Original Plan by adding the following in its entirety as the last sentence of Section 16(a) in the Amended Plan:

Notwithstanding the foregoing, no amendment or modification shall be made under this Section 16(a) which will result in an Award becoming subject to the terms and conditions of Section 409A or otherwise constitute an impermissible acceleration, unless agreed upon by the Committee and the Optionee.

9. Addition of New Section 18 to the Amended Plan. The Company hereby adds Section 18 to the Amended Plan in its entirety as follows:

18. SECTION 409A.  The Plan is intended to comply with the requirements of Section 409A, without triggering the imposition of any tax penalty thereunder.  To the extent necessary or advisable, the Board may amend the Plan or any Award to delete any conflicting provisions and to add any such other provisions as are required to fully comply with the applicable provisions of Section 409A applicable to the Plan.  The Committee shall comply with Section 409A in establishing the rules and regulations applicable to the Plan.  Notwithstanding any provision of this Plan or any Award to the contrary, if all or any portion of the payments and/or benefits under this Plan or any Award are determined to be “nonqualified deferred compensation” subject to Section 409A and the Optionee is a “specified employee” (within the meaning of U.S. Treasury Regulation Section 1.409A-1(i)), as determined by the Committee in accordance with Section 409A, as of the date of the Optionee’s separation from service (within the meaning of U.S. Treasury Regulation Section 1.409A-1(h)), and the delayed payment or distribution of all or any portion of such amounts to which the Optionee is entitled under this Plan and/or any Award is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred under this Section 18 shall be paid or distributed to the Optionee in a lump sum on the earlier of (a) the date that is six (6) months following termination of the Optionee’s employment, (b) a date that is no later than thirty (30) days after the date of the Optionee’s death or (c) the earliest date as is permitted under Section 409A.  For purposes of clarity, the six (6) month delay shall not apply in the case of severance pay contemplated by U.S. Treasury Regulation Section 1.409A-1(b)(9)(iii) to the extent of the limits set forth therein.  Any remaining payments due under this Plan and any Award shall be paid as otherwise provided therein.

10. Full Force and Effect.  Except to the extent specifically modified in this Amendment, each and every provision of the Original Plan remains in full force and effect in the Amended Plan.

11. Miscellaneous.  This Amendment shall be governed by and construed in accordance with the substantive laws of the State of Ohio.  In the event of any conflict between the original terms of the Original Plan and this Amendment, the terms of this Amendment shall prevail.

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